Exhibit 99.1

LINDBLAD EXPEDITIONS HOLDINGS, INC. TO ACQUIRE THE VIA AUSTRALIS SHIP
TO ENHANCE GALAPAGOS ISLANDS EXPEDITIONS

NEW YORK, NY, December 31, 2015 – Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND; “Lindblad”, the “Company”), the global leader of expedition cruises and adventure travel experiences, today announced that it has signed a definitive agreement for the purchase of the Via Australis to be used in its operations in the Galapagos Islands. The Company expects to take possession of the ship in the second quarter of 2016 and following a significant renovation will deploy the ship during the third quarter of 2016. The Via Australis will replace the National Geographic Endeavour. The purchase price for the ship is $18 million and Lindblad plans to spend up to $10 million to refurbish and outfit the ship immediately after closing.

“The Via Australis will be the ideal platform for our Galapagos expeditions far into the future. Opportunities to acquire high quality expedition ships on attractive terms are infrequent so we seized this one,” said Sven Lindblad, President and CEO of Lindblad. “The Via Australis will provide us with increased profitability on the same route through more operating days, revenue enhancement opportunities, operating efficiencies and cost savings compared to the National Geographic Endeavour. Additionally, it will require significantly lower capital expenditures for the foreseeable future.”

“The most important elements of a Galapagos experience are the islands, the animals and the sea that surrounds them, so the ship that provides access to these things matters greatly,” Lindblad added. “The Via Australis is ultra-efficient to operate and was built with the same sensibility that matters so much to us, with a focus on the world outside. To that end, she has great viewing from all public spaces. Her ability to launch and deploy landing craft is fast and seamless. She is exceptionally quiet and maneuverable, a great asset when approaching marine life. And I'm particularly pleased that this ship will be well received by our crew who work very hard and are critical to expedition success.”

The Via Australis will be renamed bearing the National Geographic name. After refurbishment, some key features of the Via Australis:

●	50 cabins: 46 double cabins and 4 single cabins. Maximum capacity of 96 guests.

●	As the primary focus is the world outside, all public spaces are designed for maximum viewing with quick, easy access to decks to respond to bridge announcements of phenomenal sightings of nature and wildlife.

●	An open and ample top deck provides an unparalleled location for gathering, dining, relaxing and stargazing.

●	A spacious main lounge and a forward-viewing additional lounge with large windows and immediate access to the outer decks provide guests many comfortable options to relax, read or view the wildlife and scenery.

●	A fleet of Zodiacs and sea kayaks outfitted to transport guests easily into the wild, remote places being explored. The efficient Zodiac loading platform can deploy two landing crafts at the same time in order to safely and swiftly put guests ashore, in the water, or on a cruise through the surrounding landscapes

●	A fully equipped fitness room and a wellness spa.

●	State-of-the-art A/V system for the highest quality presentations, including National Geographic photography instruction.

●	Well-appointed and improved crew quarters.

About Lindblad Expeditions Holdings, Inc.

Lindblad Expeditions Holdings, Inc. is an expedition travel company that works in partnership with National Geographic to inspire people to explore and care about the planet. The organizations work in tandem to produce innovative marine expedition programs and to promote conservation and sustainable tourism around the world. The partnership’s educationally oriented voyages allow guests to interact with and learn from leading scientists, naturalists and researchers while discovering stunning natural environments, above and below the sea, through state-of-the-art exploration tools.

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Contact: Patty Disken-Cahill, 212-261-9081, pattydc@expeditions.com.